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                                                                       EXHIBIT 1

                      MILLENNIUM SPORTS MANAGEMENT, INC.
                    (f/k/a Skylands Park Management, Inc.)
                                 Ross' Corner
                     U.S. Highway 206 & Country Route 565
                                 P.O. Box 117
                        Augusta, New Jersey 07822-0117


                                                              September 18, 1998

VIA FACSIMILE AND FIRST CLASS MAIL
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Continental Stock Transfer & Trust Company
2 Broadway
New York, New York 10004

Dear Sirs:

        Reference is made to the Warrant Agreement between us dated as of September 24, 1993 (the "Warrant Agreement"). All capitalized terms used herein without definition have the respective meanings ascribed to them in the Warrant Agreement.

        Pursuant to the Warrant Agreement, the Company hereby certifies that, pursuant to due authorization of the Board of Directors of the Company, the Company has elected to extend the Warrant Expiration Date through and including 5:00 p.m. (New York time) on December 31, 1998, and Section 1(m) of the Warrant Agreement is hereby correspondingly amended. No other term of the Warrants (as currently in effect) has been amended. The Company expects that this will be the final extension of the Warrant Expiration Date for the Warrants, although the Company still retains the right to make further extensions in its discretion.

        The Company does not have a current prospectus in effect with respect to the shares underlying the Warrants, and thus the Warrants cannot currently be exercised. The Company has filed with the Securities and Exchange Commission a post-effective amendment to the registration statement previously in effect for the Warrants, and if, as and when such post-effective amendment is declared effective, the Warrants will again be exercisable in accordance with their terms.
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        In accordance with Section 8(d) of the Warrant Agreement, the existing
Warrant Certificates will continue to represent the Warrants, notwithstanding the extension described herein.

        In accordance with Section 8(e) of the Warrant Agreement, the Company hereby directs you, as Warrant Agent, to send a copy of this letter by ordinary first class mail to each Registered Holder of Warrants at his, her or its last address as it appears on your registry books as Warrant Agent.


                                          Very truly yours,

                                          MILLENNIUM SPORTS MANAGEMENT, INC.


                                          By: __________________________
                                              Barry M. Levine, President

cc:  A. S. Goldmen & Co., Inc.